Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-201769 and No. 333-215366 on Form S-8 of our reports dated April 26, 2018, relating to the consolidated financial statements of Momo Inc. (the “Company”), its subsidiaries, its variable interest entity (“VIE”), and its VIE’s subsidiaries (collectively, the “Group”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2017.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

April 26, 2018